Exhibit 99.2

                  Stillwater Mining Announces Amendment to the
                    2003 Fourth Quarter and Year-End Results


    COLUMBUS, Mont., March 12 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC), with the conclusion of it's annual audit, announced an amendment to its fourth quarter and year ended December 31, 2003 results, which were unaudited and originally announced on February 27, 2004. As a result of the amendment, the net loss for the fourth quarter of 2003 is $300.6 million or $3.35 per share, instead of the $308.9 million, or $3.44 per share originally reported. The net loss for the year 2003 is $323.3 million or $4.77 per share, instead of the $331.5 million or $4.89 per share originally reported.

    The amendment resulted from audit review and analysis by management of the provision for a valuation allowance for net deferred tax assets which is recorded in the company's statement of operations. As a result of the review, net deferred tax liabilities of $8.3 million, originally shown on the balance sheet, have been removed and credited to income reducing the provision for the valuation allowance for net deferred taxes to $70.3 million instead of $78.6 million previously recorded.

    The amendment noted above does not affect any previously filed 10-Q's for the company. All amendments will be reflected in the 2003 10-K when filed.


    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com .



SOURCE  Stillwater Mining Company
    -0-                             03/12/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU:  ERN